PROJECTED RESULTS*

	2007		2008
	Proj	Comp %	Proj	Comp %
REVENUE

Existing Lines of Business	$3,450,000.00	37.9%	$4,350,000.00	26.1%
O&O Radio Stations	$1,051,210.00	100.0%	$5,352,718.00	409.2%

TOTAL	$4,501,210.00	79.9%	$9,702,718.00	115.6%

COSTS OF SALES	$1,899,763.96	26.3%	$3,135,797.23	65.1%
	42.2%		32.3%

GROSS PROFIT	$2,601,446.04	160.6%	$6,566,920.77	152.4%
	57.8%		67.7%

EXPENSES

Depreciation, Interest, & Taxes	$185,000.00	36.6%	$192,000.00	3.8%
Payroll & Benefits	$960,500.00	41.6%	$1,761,000.00	83.3%
Operating Overhead	$574,500.00	124.4%	$1,331,000.00	131.7%

TOTAL	$1,720,000.00	60.8%	$3,284,000.00	90.9%
	38.2%		33.8%

NET INCOME	$881,446.04	1339.2%	$3,282,920.77	272.4%
	19.6%		33.8%

EBITDA	$1,066,446.04	1559.0%	$3,474,920.77	225.8%
	23.7%		35.8%

Footnotes:

•	Interest is calculated based on the current prime rate plus two percentage points.
•	Plan assumes two radio market acquisitions in 2007 and four radio market acquisitions in 2008.
•	2007 estimates of O&O Radio Station revenue and expenses are adjusted down to reflect a June 1, 2007 closing; resulting in a partial year estimate.

* The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein, including but not limited to the projections for 2007 and 2008 contained in this exhibit 99.3 hereto, are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. It is highly likely that our projections and predictions for our future performance will either materially understate or materially overstate our actual results.